 EXHIBIT 99.1

SOURCE: Tenshon, Inc.

Mar 25, 2009 13:31 ET
Shade Down Under Announces Name to Tenshon, Inc. and Management Changes

GILBERT, AZ -- (Marketwire - March 25, 2009) - Shade Down Under, Inc., a Nevada Corporation, has change its name, moved its headquarters, and made some management replacements. The name Shade Down Under, Inc. has now been changed to Tenshon, Inc. The new business address is 8490 S. Power Road, Suite 105-179, Gilbert, AZ. Management has also undergone some changes. The new President is Matthew Dickerson & the new Secretary is Todd Sarager. Matthew is a graduate of the Boyd School of Law and has successfully owned and operated several businesses. Todd brings a well versed financial background to the company as a graduate of Arizona States' accounting program, with years of experience working for a large construction company in Phoenix, Arizona.

About Tenshon, Inc.

Tenshon, Inc. is a shade sail and shade structure manufacturing company, specializing in the retail sales of Tenshon's own line of shade sails and structures. These products not only provide coverage from the elements, but also present architectural and aesthetic shade solutions.

While much of 2008 has been spent in structuring and organizing the Company, we expect 2009 to be the year in which our operational plans begin to be implemented. The current focus of Tenshon is to develop and both an Internet based marketing program and a grass roots campaign for homeowners, architects, developers and contractors, who will purchase shade products. Management has been successful in previous projects for other firms involving the development and utilization of a web based marketing system for commercial and residential shade projects as well as more typical marketing approaches. With the assistance of web optimization specialists, these projects were ranked high on Google, which provided potential customer interest on a national basis, in addition to local clients who were directed to the site.

For more information contact:

Matthew Dickerson
Tenshon, Inc.
8490 S. Power Road, Ste. 105-179
Gilbert, AZ 85297
Phone: (480) 663-3166
Email: mdickerson@tenshon.com
Website: http://www.tenshon.com